Exhibit 99.1

Deutsche Bank

Q1 2019 Fixed Income Investor Conference Call

James von Moltke, Chief Financial Officer
Dixit Joshi, Group Treasurer

29 April 2019

Minimum Requirement for Own Funds and Eligible Liabilities (MREL)

€ bn, unless stated otherwise, as of 31 March 2019


Deutsche Bank available MREL categories
123
Plain-vanilla senior preferred debt(1)
1(2)
Plain-vanilla senior non-preferred debt(1)
60
MREL adjustments(3)
1
AT1 / Tier 2(4)
14
CET1(4)
48
104
9.14% (of € 1,134bn)
Available MREL
MREL requirement (TLOF(5) -based)

- Loss absorbing capacity of € 123bn, € 19bn above MREL requirement[6]
- Compliant since inception, MREL target review expected in H2 2019 with
  - Unchanged target setting methodology
  - Subordination requirement to be introduced (in line with TLAC requirement and with limited impact as available MREL is almost fully subordinated)
  - MREL decisions for individual entities to be set (with transitional periods of up to 4 years)

Note: Illustrative size of boxes
(1) IFRS carrying value including hedge accounting effects; including all senior debt >1 year; excludes legacy non-EU law bonds
(2) Potential to include further senior preferred issuances and other MREL eligible liabilities of at least 2.5% of RWA
(3) Exclusion of Tier 2 instruments with maturity <1 year; add-back of regulatory maturity haircut for Tier 2 instruments with maturity >1 year
(4) Regulatory capital; includes Additional Tier 1 (AT1) and Tier 2 capital issued out of subsidiaries to third parties which is eligible until year end 2021
(5) Total Liabilities and Own Funds: Principally IFRS total liabilities with derivatives after consideration of netting and IFRS equity replaced by total regulatory capital (own funds)
(6) Based on Deutsche Bank's MREL requirement as calculated by the Single Resolution Board (SRB) – refer to slide 20 for details

Additional Tier 1 (AT1) payment capacity

€ m, before harmonization under CRR2

	2018	2017	Comments
Available Distributable Items (ADI)	414	397	Changes in CRR II related to AT1 payment capacity will be reflected in 2019 ADI disclosure
Tier 1 interest expense add-back[(1)]	507	694	Adds back prior year interest expenses for legacy and CRR-compliant Additional Tier 1 instruments
AT1 payment capacity[(2)]	**921**	**1,091**	Relevant for payment of CRR-compliant Additional Tier 1 instruments
Requirements for AT1 coupon payments	**(330)**	(315)	2018 payment capacity covers the € 330m of CRR-compliant AT1 coupons on 30 April 2019. Annual payments vary with prevailing FX rates
Other available reserves (in addition to AT1 payment capacity)			
General reserves[(3)]	3,250	1,250	Typically available to absorb additional losses to support ADI. 2018 number includes reserves of Postbank of € 2bn
Trading related special reserve[(4)]	1,476	1,476	Generally only available to neutralize net loss at year end

Note: Payment capacity for Deutsche Bank's legacy and CRR-compliant Additional Tier 1 instruments is based on Deutsche Bank AG's HGB stand-alone accounts under German GAAP which differ from the group consolidated IFRS financial statements

(1) Unlike IFRS, German GAAP considers interest payments on both legacy and CRR-compliant Additional Tier 1 instruments as interest expenses which reduces the HGB Distributable Profit in the year recognized

(2) Payment test and payment requirements applicable for CRR-compliant Additional Tier 1 instruments only

(3) Fund for general banking risks according to section 340g of the German Commercial Code

(4) Trading related special reserve according to section 340e of the German Commercial Code

Regulatory capital requirements

SREP[(1)] vs CET1 Ratio



G-SIB buffer
Countercyclical Buffer
Capital Conservation Buffer
Pillar 2 Requirement
Pillar 1 Requirement
10.69%
1.50%
0.07%
1.88%
2.75%
4.50%
11.81%
2.00%
0.06%
2.50%
2.75%
4.50%
13.73%
2018 SREP Requirement
2019 SREP(2) requirement
Mar 2019 CET 1 ratio

Total capital requirements



CET1
AT1
Tier 2
X.X
Contribution from legacy Tier 1 instruments
15.31%
2.00%
1.50%
11.81%
17.72%
1.79%
2.20%
0.88%
13.73%
2019 SREP requirement
Mar 2019 capital ratios

- Comfortably above regulatory requirements
- No change in Pillar 2 requirement compared to 2018 SREP
- Higher 2019 SREP requirement reflects final phasing of buffers
- Small shortfall in Tier 2 bucket more than covered by CET1 surplus

(1) Supervisory Review and Evaluation Process
(2) ECB decision regarding minimum capital requirements for 2019, following the results of the 2018 SREP

Minimum Requirement for Own Funds and Eligible Liabilities (MREL)[1]

SRB methodology (% RWA)



Pillar 1 minimum requirement
Pillar 2 requirement
Combined buffer requirement[2]
Market Confidence Charge[3]
29.27%
3.26%
2.75%
8.00%
Loss Absorption Amount
4.51%
Recapitalization Amount
8.00%
2.75%

Requirements

- MREL requirement calculated by the Single Resolution Board (SRB) as a % of risk-weighted assets (RWA), currently calibrated based on year-end 2016 data[2]
- SRB translates the RWA-based requirement into a proportion of Total Liabilities and Own Funds (TLOF)[4]

Deutsche Bank figures

- Deutsche Bank year-end 2016 RWA: € 357bn
- MREL has been calculated from 29.27% of RWA (i.e. € 104.5bn)
- Deutsche Bank year-end 2016 TLOF: € 1,144bn
- SRB set MREL requirement of 9.14% of TLOF (i.e. € 104.5bn MREL / € 1,144bn TLOF)

- Deutsche Bank MREL requirement as per Q1 2019: € 104bn (9.14% times TLOF of € 1,134bn)
- Excess of € 19bn given available MREL of € 123bn

(1) 2017 MREL Policy as published by Single Resolution Board (SRB) at the 6th Industry Dialogue (Nov 21, 2017)
(2) Includes G-SIB buffer (2%), Capital conservation buffer (2.5%) and Countercyclical buffer (0.01%)
(3) Defined by the SRB as the Combined buffer less 1.25%
(4) Total Liabilities and Own Funds: Principally IFRS total liabilities with derivatives after consideration of netting and IFRS equity replaced by total regulatory capital (own funds)

Capital Markets and Equity(1) to MREL reconciliation

€ bn, as of 31 March 2019



200
Covered bonds
22
Structured notes
24
Plain-vanilla senior preferred
1
Plain-vanilla senior non-preferred
74
AT1 / Tier 2
15
Shareholder's equity
65
(22)
24
(16)
+2
(18)
+1
123
1
Plain-vanilla senior preferred
60
Plain-vanilla senior non-preferred debt
MREL adjust-ments
1
14
AT1 / Tier 2(6)
48
CET1(6)
Capital Markets and Equity - Funding Sources view(1)
MREL excluded liabilities
Senior plain vanilla non-preferred debt < 1 year(2)
Other adjustments to senior plain-vanilla non-preferred debt(3)
Regulatory capital adjustments(4)
MREL (capital) adjustments(5)
Available MREL

(1) Capital Markets and Equity (funding sources view) differs from IFRS long-term debt (incl. trust preferred securities and AT1) (€ 168bn) and Equity (€ 63bn) accounts primarily due to exclusion of TLTRO, issuance under our x-markets program and differences between fair value and carrying value of debt instruments

(2) < 1 year based on contractual maturity and next call/put option date of issuer/investor

(3) Deduction of non MREL eligible seniors (legacy non-EU law bonds; Legacy Postbank issuances; treasury deposits); recognition of senior plain-vanilla debt with issuer call options < 1 year; recognition of hedge accounting effects in line with IFRS accounting standards for Deutsche Bank Group; deduction of own holdings of Deutsche Bank's eligible senior plain-vanilla debt

(4) Regulatory capital deductions items (e.g. goodwill & other intangibles, Deferred Tax Asset), regulatory maturity haircuts and minority deductions for Tier 2 instruments

(5) MREL eligible capital instruments not qualifying as fully loaded regulatory capital; add-back of regulatory maturity haircut for Tier 2 instruments with maturity > 1 year

(6) Regulatory capital; includes AT1 and Tier 2 capital issued out of subsidiaries to third parties which is eligible until year-end 2021